SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 31, 2007

SportsQuest, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	033-09128	22-2742564
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 International Parkway, 5th Floor Lake Mary, FL		32746
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (757) 572-9241

Not applicable
(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Under that certain Stock Issuance, Assumption and Release Agreement entered into between SportsQuest, Inc. (the “Company”) and Greens Worldwide Incorporated (“Greens Worldwide”) on August 17, 2007 which was previously filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on August 22, 2007 and incorporated by reference into this Item 2.01, the Company received Three Hundred Ninety Thousand (390,000) shares of the Series A Convertible Preferred Stock, par value Ten Dollars ($10.00) per share, of Greens Worldwide (“Preferred Stock”).

The Three Hundred Ninety Thousand (390,000) shares of Preferred Stock were issued under an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were restricted stock transferred pursuant to exemption as reported on Greens Worldwide’s Current Report on Form 8-K filed by it on August 23, 2007, which is incorporated herein by reference into this Item 2.01. The Three Hundred Ninety Thousand (390,000) shares of Preferred Stock in Greens Worldwide is convertible into Two Hundred Forty Nine Million Six Hundred Thousand (249,600,000) shares of common stock (unregistered and restricted) upon Greens Worldwide completing the steps necessary for the issuance of Two Hundred Fifty Million (250,000,000) shares of its common stock. Conversion is dependant upon authorization of sufficient additional shares of common stock by Greens Worldwide.

On October 31, 2007, the Directors of the Company declared an in-kind dividend to the Company’s shareholders. The Declaration of Dividend was intended to be effective at close of the market on October 31, 2007. The in-kind dividend is in the form of a proportionate share of the Three Hundred Ninety Thousand (390,000) shares of Preferred Stock of Greens Worldwide to be transferred to each shareholder. A copy of the Written Declaration of the Directors declaring this dividend and detailing the manner in which the shares were to be allocated to its One Hundred Twenty Seven (127) shareholders is filed herewith as Exhibit 2.1 and incorporated into this Item 2.01 by reference.

Effectuation of the transfer is believed by the Company to be exempt. However, the transfer of the stock cannot be effectuated without an opinion of its exempt status by counsel for Greens Worldwide. Upon receipt of the opinion of counsel of Greens Worldwide that the dividending of proportionate shares in the Company’s holdings of Preferred Stock is a lawful and exempt transaction under the Act, a list of transferees for the stock shall be prepared and presented to the Transfer Agent along with the surrendered certificate issued to the Company and the opinion of Green Worldwide’s counsel. It is the Company’s understanding that each full share of Preferred Stock transferred to its shareholders will be a whole share and not fractionalized and will be eligible for conversion into Six Hundred Forty (640) shares of restricted and unregistered common stock in Greens Worldwide upon the availability of said stock for conversion and presentation of an opinion letter from counsel of Greens Worldwide.

In dividending these unregistered and restricted shares to its shareholders the Company relied on Sections 4(1) and 4(2) of the Act and the Rules and Regulations promulgated under the Act (including 17 CFR Section 203.144), understanding that the transaction cannot be consummated and completed until it receives the written opinion of counsel from Greens Worldwide confirming concurrence in the reliance on these or other exemptions.

It is the intent of the Company in declaring this in-kind dividend to divest itself of direct control of Greens Worldwide and to end any affiliation of the two companies. However, R. Thomas Kidd, President and Chief Executive Officer of the Company and President and Chief Executive Officer of Greens Worldwide will retain indirect control of Greens Worldwide through his beneficial interest in about eighty-eight percent (88%) of the shares in Greens Worldwide as specifically set forth in his Schedule 13D filed August 30, 2007 which is incorporated by reference into this Item 2.01. The distribution by dividend of the Preferred Stock will dilute Mr. Kidd’s beneficial interest but not by any significant material amount.

Item 8.01 Other Events

On October 31, 2007, the Directors of the Company declared a dividend in-kind to its shareholders of record as of close of market on that date. The dividend in-kind was in the form of all of the Company’s right, title and interest in Three Hundred Ninety Thousand (390,000) shares of Preferred Stock of Greens Worldwide, convertible at a rate of Six Hundred Forty (640) shares of common stock per One (1) share of Preferred Stock and carrying with it full voting rights effective upon compliance with all conditions precedent to the transfer, including compliance with all rules and regulations that apply to the transfer under the Act. See Exhibit 2.1 filed herewith and incorporated herein by reference and as more fully described in Item 2.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

ExhibitNo.	Description

2.1	Corporate Resolution and Written Action of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTSQUEST, INC.

Date: November 6, 2007	By:	/s/ R. Thomas Kidd
R. Thomas Kidd
President and Chief Executive Officer

Index of Exhibits

2.1	Corporate Resolution and Written Action of Directors